Mark Cohen C.P.A.

1772 East Trafalgar Circle
Hollywood, Fl 33020
(954) 922 - 6042

March 15, 2004

Viropro, Inc.
3163 Kennedy Boulevard
Jersey City, NJ 07306

Gentlemen,

This letter is to formally notify you of my firm's resignation as the independent auditors of Viropro, Inc..

Respectfully,

Mark Cohen C.P.A.